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                                                                    Exhibit 99.1


                     APPLIED GRAPHICS TECHNOLOGIES ANNOUNCES
                      SHUTDOWN OF WACE'S FRENCH OPERATIONS


     NEW YORK, NY, JUNE 30, 1999 - Wace Group Plc, which was recently acquired by Applied Graphics Technologies, Inc. (NASDAQ: AGTX), today announced in London that its French subsidiaries had commenced judicial liquidation proceedings in France to close their operations. This action was one of the options considered by AGT during the course of its due diligence on the Wace Group, and is not anticipated to have any material impact on any of the Wace Group's other operations. No changes are anticipated in Wace Group's activities in the United Kingdom or Australia or in the planned integration of the operations of Applied Graphics Technologies, Inc. and the Wace Group in the United States.

     Revenues for the French subsidiaries for the year ended December 31, 1998 represented approximately 10.1% of Wace's revenues for such period and 3.4% of the aggregate of AGT's and Wace's 1998 combined reported revenues. For the year ended December 31, 1998, Wace's French subsidiaries reported an operating loss of $4.9 million before income tax benefits and before charges of $15.9 million related to cost reduction programs and asset impairments.

     Applied Graphics Technologies, Inc. is a leading provider of outsourced advanced digital media asset management and archiving services, through its proprietary Digital Link(R) System, to magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers and retailers, as well as major corporations. From more than 40 locations across the United States, and in the United Kingdom and Australia, AGT supplies a complete range of digital and traditional processes for images, including scanning, color enhancement, image editing, archiving and electronic distribution. AGT tailors these services to fit specific customer needs, from conventional project and contract vendor relationships to today's more progressive arrangements, consisting of outsourcing on-site facilities management and complete turnkey operations. Additionally, AGT provides a wide range of advertising and marketing related creative services for customers primarily in retailing. These services include assistance in creation of newspaper advertising campaigns, development of in-store and collateral media and photographic services. AGT also provides content management and the volume reproduction and distribution of television and radio commercials to broadcast and cable media for ad agencies and their clients. Finally, through its Devon Publishing Group, AGT is a publisher of alternative greeting cards, calendars and fine art and other prints and wall decor items.
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     This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual achievements to be materially different from those anticipated in the forward-looking statements. Readers are referred to AGT's SEC filings, including its quarterly reports on Form 10-Q and Annual Report on Form 10-K, for a discussion of such factors. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

         Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http://www.agt.com.